EXHIBIT 99.1

Apollo Gold Repays US$1.9 Million of RMB Resource Loan Early

Denver, Colorado - October 24, 2008 - Apollo Gold Corporation (“Apollo”) (TSX: APG) (AMEX: AGT) announces that it has prepaid US$1,952,000 of the US$4,789,000 balance outstanding under the facilities agreement with RMB Australia Holding Limited (“RMB”) from proceeds of unwinding part of its hedge position as more fully described below.

On October 12, 2007, Apollo entered into a US$8,000,000 Facility Agreement (the “Facility Agreement”) by and among Apollo and its wholly owned subsidiaries, Montana Tunnels Mining, Inc. and Apollo Gold, Inc., as borrowers and guarantors, and RMB as lender. This Facility Agreement has been fully repaid by Apollo during 2008 with the last payment tranche being made in August 2008.

On July 1, 2008, Apollo entered into an Amendment to the Facility Agreement (the “Amendment”) and borrowed an additional US$5,150,000 (the “Extended Loan Facility”) and entered into put and call contracts (“Contracts”) for gold, silver, lead and zinc as a requirement of the Amendment. As of September 30, 2008, the balance of the Extended Loan Facility was US$4,789,000.

On October 23, 2008, Apollo unwound part of the Contracts early as a debt management decision since the current value of part of the Contracts exceeded the December 2008 repayment obligation (US$1,717,000) under the Extended Loan Facility and the proceeds therefrom of US$2,010,000 were applied as follows:

1.	Repayment of principal $1,952,000
2.	Interest to December 31, 2008 $49,300
3.	Fees $8,600

As of October 23, 2008 and after giving effect to the US$1,952,000 prepayment described above, Apollo owes US$2,837,000 million under the Extended Loan Facility. This transaction did not affect any other terms of the Amendment.

As of October 23, 2008, Apollo has the following put and call contracts outstanding.

				put	call
				price	price
				$	$
GOLD	Jan-09	Ozs	977	800	1,075
	Feb-09	Ozs	977	800	1,075
	Mar-09	Ozs	977	800	1,075
	Total		2,931

SILVER	Jan-09	Ozs	8,262	16.25	18.8
	Feb-09	Ozs	8,262	16.25	18.8
	Mar-09	Ozs	8,262	16.25	18.8
	Total		24,786

LEAD	Jan-09	Lbs	372,476	0.775	0.835
	Feb-09	Lbs	372,476	0.775	0.835
	Mar-09	Lbs	372,476	0.775	0.835
	Total		1,117,428

Apollo Gold Corporation

Apollo is a gold mining and exploration company which operates the Montana Tunnels Mine, which is a 50% joint venture with Elkhorn Tunnels, LLC, in Montana, the Black Fox advanced stage development project in Ontario, Canada, and the Huizopa project, an early stage exploration project in the Sierra Madres in Chihuahua, Mexico.

Contact Information:

Investor Relations - Marlene Matsuoka
Phone: 720-886-9656 Ext. 217    Toll Free: 1-877-465-3484
E-mail: info@apollogold.com    Website: www.apollogold.com